TERMINATION AGREEMENT
This Termination Agreement, dated as of January 14, 2025
(the 'Termination Agreement'), between Founders Software, Inc., a Nevada corporation, having its principal place of business at
450 Corporate Parkway, Suite 100, Amherst, New York 14226 ('Founders'),
and Para Bellum Consulting, Inc., a New York corporation, having its principal place of business at 2370 Lewis Road, South Wales,
New York 14139 ('Para Bellum,' and together with Founders,
the 'Parties,' and each, a 'Party').
WHEREAS, the Parties have entered into an Amended and Restated
Voting Agreement, dated as of September 30, 2024 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the 'Agreement');
WHEREAS, the Parties hereto desire to terminate the Agreement on the terms and subject to the conditions set forth herein; and
WHEREAS, pursuant to Section 5.11 of the Agreement, the Parties may not terminate the Agreement except by a writing signed by an authorized Representative of each Party.
NOW, THEREFORE, in consideration of the premises set forth
above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. Definitions. Capitalized terms used and not defined in this
Termination Agreement have the respective meanings assigned
to them in the Agreement.
2.Termination of the Agreement. Subject to the terms and conditions of this Termination Agreement, the Agreement is hereby terminated as of the date first written above (the 'Termination Date').
From and after the Termination Date, the Agreement will be of no further force or effect, and the rights and obligations of each of the Parties thereunder shall terminate.
3.Mutual Release.
(a)In consideration of the covenants, agreements, and undertakings of the Parties under this Termination Agreement, each Party, on behalf of itself and its respective present and former parents, subsidiaries, Affiliates, officers, directors, shareholders, members, successors, and assigns (collectively, 'Releasors') hereby releases, waives, and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, Affiliates, employees, officers, directors, shareholders, members, agents, Representatives, permitted successors, and permitted assigns
(collectively, 'Releasees') of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and
nature whatsoever, whether now known or unknown, foreseen
or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, 'Claims'), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Termination Agreement arising out of or relating to the Agreement, except for any Claims relating to rights and obligations preserved by, created by, or otherwise arising out of this Termination Agreement.
(b)Each Party, on behalf of itself and each of its respective
Releasors, understands that it may later discover Claims or facts that may be different than, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the
subject matter of the release contained in this Section 3, and which, if known at the time of signing this Termination Agreement, may have materially affected this Termination Agreement and such Partys decision to enter into it and grant the release
contained in this Section 3. Nevertheless, the Releasors
intend to fully, finally and forever settle and release all Claims that now exist, may exist or previously existed, as set forth in the release contained in this Section 3, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or
Claim that might arise as a result of such different or
additional Claims or facts.
4.Representations and Warranties. Each Party hereby
represents and warrants to the other Party that:
(a)It has the full right, corporate power, and authority to enter into this Termination Agreement and to perform its obligations hereunder.
(b)The execution of this Termination Agreement by the individual whose signature is set forth at the end of this Termination Agreement on behalf of such Party, and the delivery of this Termination Agreement by such Party, have been duly authorized by all necessary corporate action on the part of such Party.
(c)This Termination Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.
5.Miscellaneous.
(a)All notices, requests, consents, claims, demands, waivers, summons, and other legal process, and other similar types of communications hereunder (each, a 'Notice') must be in writing and addressed to the relevant Party at the address set forth on the first page of this Termination Agreement (or to such other address) that may be designated by the receiving Party from time to time in accordance with this Section 5(a). All Notices must be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or certified or registered mail (in each case, return receipt requested, postage prepaid). A Notice is effective only
(i) upon receipt by the receiving Party and (ii) if the Party giving the Notice has complied with the requirements of this Section 5(a).
(b)This Termination Agreement and all related documents, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of New York, United States of America.
(c)This Termination Agreement and each of the terms and provisions hereof may only be amended, modified, waived, or supplemented by an agreement in writing signed by each Party.
(d)Neither Party may assign, transfer, or delegate any or all of its rights or obligations under this Termination Agreement without the prior written consent of the other party. No assignment will relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer, or other conveyance in violation of the foregoing will be null and void. This Termination Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.
(e)The Parties drafted this Termination Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
(f)If any term or provision of this Termination Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Termination Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
(g)Each of the Parties shall, and shall cause its respective Affiliates to, from time to time at the request and sole expense of the other
Party, furnish the other Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary to carry out the provisions of this Termination Agreement and give effect to the transactions contemplated hereby.
(h)Each Party acknowledges and agrees that (i) a breach or threatened breach by such party of any of its obligations under this Termination Agreement would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy and (ii)
in the event of a breach or a threatened breach by such Party of any such obligations, the other Party will, in addition to any and all other rights and remedies that may be available to such party at law, in equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order,
an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that it shall not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 5(h).
(i)This Termination Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.
(j)Each Party shall pay its own costs and expenses in connection with the drafting, negotiation and execution of this Termination
Agreement (including the fees and expenses of its advisors,
accounts, and legal counsel).
(k)Except as expressly set forth in the second sentence of this
Section 5(k), this Termination Agreement benefits solely the Parties hereto and their respective permitted successors and permitted assigns, and nothing in this Termination Agreement, express or implied, confers on any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this
Termination Agreement. The Parties hereby designate all Releasors as third-party beneficiaries of Section 3, having the right to enforce such Section.
(l)This Termination Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart
of this Termination Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Termination Agreement.
[Signature Page Follows]
IN WITNESS WHEREOF, the Parties have executed this
Termination Agreement as of the date first written above.
FOUNDERS SOFTWARE, INC.
By: /s/ Paul L. Snyder
Name: Paul L. Snyder III
Title:   Chairman
PARA BELLUM CONSULTING, INC.
By: /s/ Kenneth D. Trbovich
Name: Kenneth D. Trbovich
Title:   President